Exhibit 99.1

News Release

Enbridge Energy Partners Receives $900 Million Drop Down Proposal from Enbridge

HOUSTON — (September 17, 2014) - Enbridge Energy Partners L.P. (NYSE:EEP) (“EEP” or the “Partnership”) has received a proposal initiated by Enbridge Inc. (NYSE: ENB) (“ENB”) through Enbridge Energy Company, Inc., EEP’s general partner (“Enbridge”), under which Enbridge would drop down its 66.7 percent interest in the U.S. segment of the Alberta Clipper Pipeline to EEP for aggregate consideration of approximately $900 million. The proposed consideration includes cash of approximately $300 million, plus approximately $600 million of a new Class E limited partner equity units to be issued to Enbridge by EEP. The proposed terms would not require EEP to issue any equity in the public market. The Board of Directors of Enbridge Energy Management, L.L.C. (the “Board”), the delegate of Enbridge, has appointed a special committee comprised of independent directors to review the proposal. Its acceptance is subject to the review and favorable recommendation by the special committee and final approval by the Board. The drop down transaction is targeted to close by the end of 2014.

The proposed contribution value corresponds to an approximate 11 times multiple of expected 2015 EBITDA. Alberta Clipper earns a stable cost of service return, which is not subject to variations in throughput or operating costs. EEP estimates that the proposed drop down is expected to be immediately accretive to distributable cash flow per unit by approximately 3 percent.

The Class E limited partner units to be issued to Enbridge would be entitled to the same distributions as the Class A common units held by the public and would be convertible into Class A common units on a one-for-one basis at Enbridge’s option. The Class E units would be redeemable at EEP’s option after 30 years, if not converted by Enbridge. The units would have a liquidation preference equal to their fair value at closing. ENB’s economic interest in EEP would increase from approximately 34 percent to approximately 36 percent as a result of the transfer.

“This transaction is the latest in a series of actions Enbridge has taken to enhance EEP’s distributable cash flow and re-establish EEP as a strong master limited partnership. If approved, this immediately accretive drop down transaction would enhance the Partnership’s distribution growth outlook in 2015 and pave the way for further drop downs. It would also strengthen the composition of the Partnership’s cash flow,” said Mark A. Maki, president for the Partnership.

“Enbridge, Inc. has communicated its objectives to utilize drop downs as a source of low cost funding for its own broader growth capital program. Enbridge, Inc. has an attractive portfolio of liquids pipeline assets in the U.S. that can be dropped down to EEP. The Alberta Clipper drop down transaction, together with future drop down call options in the Eastern Access and Mainline Expansion projects, provides further momentum to EEP’s distribution growth potential. Collectively, all these actions contribute to our confidence in the long-term outlook for the Partnership and this transaction once again demonstrates the strategic alignment and support from our sponsor, Enbridge, Inc.,” noted Maki.

The U.S. segment of the Alberta Clipper Pipeline is a 36-inch diameter, 325 mile long crude oil pipeline from the U.S. border near Neche, North Dakota to Superior, Wisconsin. The initial capacity of the line is 450,000 barrels per day (“bpd”) and was constructed under the terms of a joint funding agreement under which Enbridge funded two-thirds of the capital costs in return for a corresponding economic interest in the earnings and cash flow from the investment. The line is being expanded in two phases to a capacity of 800,000 bpd through the addition of increased pumping horsepower. The required expansion investments are subject to separate joint funding arrangements between Enbridge and EEP.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Forward-looking statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target”, “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions (including, but not limited to risks and uncertainties pertaining to operating performance, regulatory parameters, project approval and support, weather, economic conditions, interest rates and commodity prices) and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict and the impact of any one risk, uncertainty or factor on any particular forward looking statement is not determinable with certainty as these are independent and our future course of action depends on management’s assessment of all information available at the relevant time. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; and (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to EEP’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at Enbridge Partners’ web site. Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Terri Larson, APR

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

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